Exhibit 23.5
CONSENT OF DANSKE BANK AS, NORWEGIAN BRANCH

We hereby consent (i) to the use of our opinion letter dated as of July 1, 2015 to the Board of Directors of Frontline 2012 Ltd., included as Appendix D to the joint proxy statement/prospectus that forms a part of the registration statement on Form F-4 of Frontline Ltd. and Frontline 2012 Ltd. dated the date hereof, relating to the proposed transaction involving Frontline Ltd., Frontline Acquisition Ltd., a wholly-owned subsidiary of Frontline Ltd., and Frontline 2012 Ltd. whereby Frontline 2012 Ltd. will merge into Frontline Acquisition Ltd. and (ii) to the reference to such opinion in the aforementioned joint proxy statement/prospectus under the heading "The Merger—Opinion of Frontline 2012's Financial Advisor, Danske Bank AS, Norwegian Branch"  This consent relates solely to the registration statement on Form F-4 of Frontline Ltd. and Frontline 2012 Ltd. dated the date hereof and not to any amendments or supplements thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do here thereby admit that we are experts with respect to any part of such registration statement on Form F-4 of Frontline Ltd. and Frontline 2012 Ltd., dated the date hereof, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Danske Bank AS, Norwegian Branch

By:	/s/ Karl D. Skjelbred
Karl D. Skjelbred,
Head of Corporate Finance Norway
Date:	August 24, 2015

By:	/s/ Andreas Røde
Andreas Røde,
Director Corporate Finance
Date:	August 24, 2015